Exhibit 99.1

News Release Sunoco Logistics Partners L.P. 1818 Market Street Philadelphia, PA 19103

For further information contact:	For release: Immediately
Joseph McGinn (media) 215-977-3237
Peter Gvazdauskas (investors) 215-977-6322

SUNOCO LOGISTICS REPORTS RECORD EARNINGS FOR THE FOURTH QUARTER 2012

PHILADELPHIA, February 20, 2013 – Sunoco Logistics Partners L.P. (NYSE: SXL) (the “Partnership”) today announced its financial results for the fourth quarter ended December 31, 2012. Adjusted EBITDA for the three months ended December 31, 2012 increased $40 million to $219 million compared to the fourth quarter 2011. Net income attributable to partners for the fourth quarter 2012 was $139 million ($1.10 per limited partner unit diluted), compared with $76 million ($0.60 per limited partner unit diluted) for the fourth quarter 2011. Additional highlights include:

•	Increased distributable cash flow for 2012 to a record level of $604 million

•	Ended the quarter with a Debt to Adjusted EBITDA ratio of 2.0x

•	Record full year Adjusted EBITDA of $810 million, an increase of 41 percent compared to the prior year

•	31st consecutive quarterly distribution increase; a 30 percent increase compared to the fourth quarter 2011

•	Successfully completed $700 million in debt financing in January to support the 2013 organic growth program

“2012 was a record year for our Partnership,” said Michael J. Hennigan, president and chief executive officer. “Our earnings reached new highs and we successfully developed six major organic expansion projects that will position us well for 2013 and beyond.”

Speaking on the record earnings in 2012, Hennigan said, “Our crude oil businesses continue to perform well as demand for services to transport domestic production is at an all-time high level. Successful integration of our 2011 acquisitions, combined with our ongoing organic capital program, delivered increasing fee-based cash flows which grew approximately 20 percent versus 2011.”

In regard to organic expansion, Hennigan said, “We completed six successful open seasons during 2012 in addition to our open season for Mariner West which occurred in 2011. These projects, which are primarily crude oil and natural gas liquid driven, will provide additional takeaway capacity out of key domestic production areas and will generate long-term ratable earnings for the Partnership. We are forecasting a 2013 organic capital program of approximately $700 million which would more than double our record 2012 organic growth of nearly $325 million.”

DETAILS OF FOURTH QUARTER SEGMENT ADJUSTED EBITDA

	Three Months Ended
	December 31,
	2012	2011	Variance
	(in millions)
Crude Oil Pipelines	$72	$58	$14
Crude Oil Acquisition and Marketing	81	68	13
Terminal Facilities	52	36	16
Refined Products Pipelines	14	17	(3)

Adjusted earnings before interest, taxes, depreciation and amortization expense (“Adjusted EBITDA”) (1)	$219	$179	$40

(1)	The Partnership’s definition of Adjusted EBITDA has been revised beginning in the fourth quarter 2012. Prior period results have been recast to conform to the current presentation. For a detailed definition of the components included within Adjusted EBITDA, see the Non-GAAP Financial Measures table for a reconciliation to the applicable generally accepted accounting principle (“GAAP”) metric.

General Partner Acquisition

During the fourth quarter of 2012, Sunoco, Inc. (“Sunoco”) was acquired by Energy Transfer Partners, L.P. (“Energy Transfer”). Prior to this transaction, Sunoco (through its wholly-owned subsidiary Sunoco Partners LLC), served as the Partnership’s general partner and owned a two-percent general partner interest, all of the incentive distribution rights and a 32.4 percent limited partner interest in the Partnership. In connection with the acquisition, Sunoco’s interests in the general partner and limited partnership were contributed to Energy Transfer, resulting in a change in control of the Partnership’s general partner. The Partnership has elected to apply “push-down” accounting as a result of this change which required the Partnership’s assets and liabilities to be adjusted to fair value on the closing date of the transaction, October 5, 2012. Operating results for the fourth quarter 2012 have been adjusted accordingly to reflect the new basis of accounting.

Crude Oil Pipelines

Adjusted EBITDA for the fourth quarter 2012 increased $14 million compared to the prior year period due primarily to higher pipeline tariffs which were the result of organic projects placed into service during 2012 and an improved mix of higher tariff movements driven by strong demand for West Texas crude oil. These improvements were partially offset by lower pipeline operating gains, higher maintenance and integrity management costs and higher selling, general and administrative expenses compared to the prior year period.

Crude Oil Acquisition and Marketing

Adjusted EBITDA for the fourth quarter 2012 increased $13 million compared to the prior year period due primarily to expanded crude oil margins which were the result of an expansion in our crude oil trucking fleet, market related opportunities in West Texas and contributions from the assets acquired from Texon L.P. in the third quarter of 2011.

Terminal Facilities

Adjusted EBITDA for the fourth quarter 2012 increased $16 million compared to the prior year period. During the fourth quarter 2011, the Partnership recognized an $11 million charge for certain regulatory obligations which were expected to be incurred if Sunoco’s Philadelphia refinery were shut down. Excluding this amount, Adjusted EBITDA for the Terminal Facilities increased $5 million compared to the prior year period due primarily to increased operating results from the Partnership’s refined products acquisition and marketing activities and contributions from organic projects to expand services at the Partnership’s Eagle Point and Nederland terminals. Partially offsetting these improvements were volume reductions at the Partnership’s refined products terminals, increased repair costs resulting from Hurricane Sandy and increased selling, general and administrative expenses.

Refined Products Pipelines

Adjusted EBITDA for the fourth quarter 2012 decreased $3 million compared to the prior year period due primarily to a shift to shorter pipeline movements at lower average tariffs. Further contributing to the decrease in results were higher selling, general and administrative expenses.

Financing Update

Net interest expense decreased $12 million for the fourth quarter 2012 compared to the prior year period due to the repayment of $250 million of Senior Notes in February 2012, the repayment of the $100 million promissory note to Sunoco in the fourth quarter of 2011 and higher capitalized interest associated with the Partnership’s expansion capital program. Further contributing to the overall decrease in interest expense was $6 million related to the non-cash amortization of a premium recorded on the Partnership’s long-term debt to increase the balance to fair value in connection with Energy Transfer’s acquisition of the Partnership’s general partner. At December 31, 2012, the Partnership’s total debt balance was $1.59 billion, excluding $143 million of unamortized fair value adjustments.

CAPITAL EXPENDITURES

	Twelve Months Ended
	December 31,
	2012	2011
	(in millions)

Maintenance capital expenditures	$50	$42
Expansion capital expenditures	324	171
Major acquisitions (1)	—	494

Total	$374	$707

(1)	Includes July 2011 acquisition of the Eagle Point tank farm from Sunoco for $100 million, consisting of: Class A (deferred distribution) units with a fair value of $98 million and $2 million in cash. This related party transaction was recorded at Sunoco’s carrying value of $22 million under generally accepted accounting principles.

The Partnership’s expansion capital spending for the twelve months ended December 31, 2012 included projects to invest in the Partnership’s crude oil infrastructure by increasing its pipeline capabilities through previously announced organic growth projects in West Texas and expanding its trucking fleet, expand upon refined products acquisition and marketing services, upgrade the service capabilities at the Eagle Point and Nederland terminals and continued investment in the previously announced Mariner West, Mariner East and Allegheny Access projects. The Partnership expects to invest approximately $700 million in expansion capital during 2013, excluding major acquisitions. Maintenance capital spending is estimated to be approximately $65 million in 2013.

INVESTOR CALL

The Partnership will host a conference call regarding fourth quarter results on Thursday, February 21, 2013 at 8:30am ET (7:30am CT). Those wishing to listen can access the call by dialing (USA toll free) 1-800-369-2171; International (USA toll) 1-517-308-9315 and request “Sunoco Logistics Partners Earnings Call, Conference Code: Sunoco Logistics.” This event may also be accessed by a webcast, which will be available at www.sunocologistics.com. A number of presentation slides will accompany the audio portion of the call and will be available to be viewed and printed shortly before the call begins. Audio replays of the conference call will be available for two weeks after the conference call beginning approximately two hours following the completion of the call. To access the replay, dial 1-866-383-3009. International callers should dial 1-203-369-0379.

ABOUT SUNOCO LOGISTICS

Sunoco Logistics Partners L.P. (NYSE: SXL), headquartered in Philadelphia, is a master limited partnership that owns and operates a logistics business consisting of a geographically diverse portfolio of complementary crude oil and refined product pipeline, terminalling, and acquisition and marketing assets. SXL’s general partner is owned by Energy Transfer Partners, L.P. (NYSE: ETP). For more information, visit the Sunoco Logistics Partners L.P. web site at www.sunocologistics.com.

This release is intended to be a qualified notice under Treasury Regulation Section 1.1446-4(b). Brokers and nominees should treat one hundred percent (100%) of distributions by Sunoco Logistics Partners L.P. to non-U.S. investors as being attributable to income that is effectively connected with a United States trade or business. Accordingly, distributions by Sunoco Logistics Partners L.P. to non-U.S. investors are subject to federal income tax withholding at the highest applicable effective tax rate.

Portions of this document constitute forward-looking statements as defined by federal law. Although Sunoco Logistics Partners L.P. believes that the assumptions underlying these statements are reasonable, investors are cautioned that such forward-looking statements are inherently uncertain and necessarily involve risks that may affect the Partnership’s business prospects and performance causing actual results to differ from those discussed in the foregoing release. Such risks and uncertainties include, by way of example and not of limitation: whether or not the transactions described in the foregoing news release will be cash flow accretive; increased competition; changes in demand for crude oil and refined products that we store and distribute; changes in operating conditions and costs; changes in the level of environmental remediation spending; potential equipment malfunction; potential labor issues; the legislative or regulatory environment; plant construction/repair delays; nonperformance by major customers or suppliers; and political and economic conditions, including the impact of potential terrorist acts and international hostilities. These and other applicable risks and uncertainties have been described more fully in the Partnership’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 24, 2012, and in the Partnership’s subsequent Form 10-Q and Form 8-K filings. The Partnership undertakes no obligation to update any forward-looking statements in this release, whether as a result of new information or future events.

Sunoco Logistics Partners L.P.

Financial Highlights

(unaudited)

	Three Months Ended
	December 31,
	2012 (1)	2011	Variance
	(in millions, except units and per unit amounts)
Income Statement:
Sales and other operating revenue	$3,189	$3,376	$(187)
Other income	5	4	1

Total revenues	3,194	3,380	(186)
Cost of products sold and operating expenses	2,933	3,178	(245)
Depreciation and amortization expense	63	25	38
Impairment charge and related matters	—	42	(42)
Selling, general and administrative expenses	34	23	11

Total costs and expenses	3,030	3,268	(238)

Operating Income	164	112	52
Interest cost and debt expense	18	28	(10)
Capitalized interest	(4)	(2)	(2)

Income Before Provision for Income Taxes	150	86	64

Provision for income taxes	8	7	1

Net Income	142	79	63
Less: Net Income attributable to noncontrolling interests	3	3	—

Net Income attributable to Partners	$139	$76	$63

Calculation of Limited Partners’ interest:
Net Income attributable to Partners	$139	$76	$63
Less: General Partner’s interest	(24)	(14)	(10)

Limited Partners’ interest in Net Income (2)	$115	$62	$53

Net Income per Limited Partner unit:
Basic	$1.11	$0.60

Diluted	$1.10	$0.60

Weighted Average Limited Partners’ units outstanding:
Basic	103.8	103.3

Diluted	104.1	103.8

(1)

During the fourth quarter of 2012, Sunoco was acquired by Energy Transfer. Prior to this transaction, Sunoco (through its wholly-owned subsidiary Sunoco Partners LLC) served as the Partnership’s general partner and owned a two-percent general partner interest, all of the incentive distribution rights and a 32.4 percent limited partner interest in the Partnership. The Partnership has elected to apply “push-down” accounting as a result of this change which required the Partnership’s assets and liabilities to be adjusted to fair value on the closing date of the transaction, October 5, 2012. Operating results for the fourth quarter 2012 have been adjusted accordingly to reflect the new basis of accounting.

(2)	Includes interest in net income attributable to Class A units, which were converted to common units in July 2012.

Sunoco Logistics Partners L.P.

Financial Highlights

(unaudited)

	Twelve Months Ended
	December 31,
	2012(1)	2011	Variance
	(in millions, except units and per unit amounts)
Income Statement:
Sales and other operating revenue	$13,110	$10,905	$2,205
Other income	23	13	10
Gain on divestments and related matters	11	—	11

Total revenues	13,144	10,918	2,226
Cost of products sold and operating expenses	12,244	10,264	1,980
Depreciation and amortization expense	139	86	53
Impairment charge and related matters	(1)	42	(43)
Selling, general and administrative expenses	120	90	30

Total costs and expenses	12,502	10,482	2,020

Operating Income	642	436	206
Interest cost and debt expense	91	96	(5)
Capitalized interest	(12)	(7)	(5)

Income Before Provision for Income Taxes	563	347	216

Provision for income taxes	32	25	7

Net Income	531	322	209
Less: Net Income attributable to noncontrolling interests	11	9	2

Net Income attributable to Partners	$520	$313	$207

Calculation of Limited Partners’ interest:
Net Income attributable to Partners	$520	$313	$207
Less: General Partner’s interest	(79)	(54)	(25)

Limited Partners’ interest in Net Income (2)	$441	$259	$182

Net Income per Limited Partner unit:
Basic	$4.26	$2.56

Diluted	$4.24	$2.54

Weighted Average Limited Partners’ units outstanding:
Basic	103.6	101.3

Diluted	103.9	101.8

(1)

During the fourth quarter of 2012, Sunoco was acquired by Energy Transfer. Prior to this transaction, Sunoco (through its wholly-owned subsidiary Sunoco Partners LLC) served as the Partnership’s general partner and owned a two-percent general partner interest, all of the incentive distribution rights and a 32.4 percent limited partner interest in the Partnership. The Partnership has elected to apply “push-down” accounting as a result of this change which required the Partnership’s assets and liabilities to be adjusted to fair value on the closing date of the transaction, October 5, 2012. Operating results for the fourth quarter 2012 have been adjusted accordingly to reflect the new basis of accounting.

(2)	Includes interest in net income attributable to Class A units, which were converted to common units in July 2012.

Sunoco Logistics Partners L.P.

Financial Highlights

(unaudited)

	December 31,
	2012	2011
	(in millions)
Balance Sheet Data:

Cash and cash equivalents	$3	$5

Revolving credit facilities (1)	$139	$—
Senior Notes, net	1,450	1,698
Unamortized fair value adjustments, net (2)	143	—

Total Debt	$1,732	$1,698

Sunoco Logistics Partners L.P. Partners’ equity	$6,072	$1,096
Noncontrolling interests	123	98

Total Equity (3)	$6,195	$1,194

Debt to Adjusted EBITDA Ratio:
Total Debt	$1,732
Less: Unamortized fair value adjustments, net(2)	143

	$1,589

Adjusted EBITDA (Full Year 2012)	$810
Debt to Adjusted EBITDA Ratio	2.0

(1)

As of December 31, 2012, the Partnership had available borrowing capacity of $446 million under its revolving credit facilities, which includes $15 million of available borrowing capacity from West Texas Gulf’s revolving credit facility.

(2)

In accordance with purchase accounting guidance, the Partnership’s Senior Notes were adjusted to fair value upon the closing of Energy Transfer’s acquisition of the Partnership’s general partner. At December 31, 2012, there was $143 million of unamortized fair value adjustments, which is net of $6 million of amortization recognized as a reduction of interest expense during the fourth quarter 2012.

(3)

In accordance with purchase accounting guidance, the components of the Partnership’s consolidated equity balance were adjusted to fair value and resulted in an increase in consolidated equity of $4.8 billion upon the closing of Energy Transfer’s acquisition of the Partnership’s general partner.

Sunoco Logistics Partners L.P.

Financial and Operating Statistics

(unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2012	2011	2012	2011
	(in millions)
Sales and other operating revenue

Crude Oil Pipelines	$110	$86	$398	$319
Crude Oil Acquisition and Marketing	2,888	3,135	12,146	10,163
Terminal Facilities	206	156	612	435
Refined Products Pipelines	35	37	131	130
Intersegment eliminations	(50)	(38)	(177)	(142)

Total sales and other operating revenue	$3,189	$3,376	$13,110	$10,905

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2012	2011	2012	2011
	(in millions)
Adjusted EBITDA

Crude Oil Pipelines	$72	$58	$275	$207
Crude Oil Acquisition and Marketing	81	68	239	148
Terminal Facilities	52	36	225	149
Refined Products Pipelines	14	17	71	69

Total Adjusted EBITDA	$219	$179	$810	$573

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2012	2011	2012	2011
Operating Highlights

Crude Oil Pipelines:
Pipeline throughput (thousands of bpd)	1,584	1,577	1,556	1,587
Pipeline revenue per barrel (cents)	75.6	58.9	69.9	55.0

Crude Oil Acquisition and Marketing: (1)
Crude oil purchases (thousands of bpd)	669	690	673	663
Gross margin per barrel purchased (cents) (2)	138.0	111.8	104.1	66.0
Average crude oil price (per barrel)	$88.20	$94.02	$94.19	$95.14

Terminal Facilities:(3)
Terminal throughput (thousands of bpd):
Refined products terminals	451	514	487	492
Nederland terminal	787	692	724	757
Refinery terminals	411	505	380	443

Refined Products Pipelines:(4)(5)
Pipeline throughput (thousands of bpd)	601	599	582	522
Pipeline revenue per barrel (cents)	63.0	67.5	61.6	68.3

Sunoco Logistics Partners L.P.

Financial and Operating Statistics Notes

(unaudited)

(1)	In August 2011, the Partnership acquired a crude oil acquisition and marketing business from Texon L.P. Results from the acquisition are included from the acquisition date.
(2)	Represents total segment sales and other operating revenue less cost of products sold and operating expenses divided by total crude oil purchases.
(3)

In July and August 2011, the Partnership acquired the Eagle Point tank farm and related assets and a refined products terminal located in East Boston, Massachusetts, respectively. Volumes and revenues associated with the acquisitions are included from their respective acquisition dates.

(4)	Excludes amounts attributable to equity interests which are not consolidated.
(5)

In May 2011, the Partnership acquired a controlling financial interest in the Inland refined products pipeline. As a result of the acquisition, Inland became a consolidated subsidiary of the Partnership. Volumes and revenues associated with the acquisition are included from the acquisition date.

Sunoco Logistics Partners L.P.

Non-GAAP Financial Measures

(unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2012	2011	2012	2011
	(in millions)

Net Income	$142	$79	$531	$322
Interest expense, net	14	26	79	89
Depreciation and amortization expense	63	25	139	86
Impairment charge(1)(2)	—	31	9	31
Provision for income taxes	8	7	32	25
Non-cash compensation expense	2	1	8	6
Unrealized losses/(gains) on commodity risk management activities	(3)	6	3	(2)
Proportionate share of unconsolidated affiliates’ interest, depreciation and provision for income taxes	5	4	21	16
Adjustments to commodity hedges resulting from “push-down” accounting	(12)	—	(12)	—

Adjusted EBITDA(3)	219	179	810	573
Interest expense, net	(14)	(26)	(79)	(89)
Provision for income taxes	(8)	(7)	(32)	(25)
Amortization of fair value adjustments on long-term debt	(6)	—	(6)	—
Distributions versus Adjusted EBITDA of unconsolidated affiliates	(3)	(4)	(28)	(17)
Maintenance capital expenditures	(21)	(22)	(50)	(42)
Distributable Cash Flow attributable to noncontrolling interests	(2)	(2)	(11)	(10)

Distributable cash flow(3)	$165	$118	$604	$390

(1)

In the first quarter 2012, the Partnership recognized a non-cash impairment charge related to a cancelled software project for the crude oil acquisition and marketing business and a refined products pipeline project in Texas.

(2)

In the fourth quarter 2011, the Partnership recognized a $42 million charge for certain crude oil terminal assets expected to be negatively impacted if Sunoco’s Philadelphia refinery was permanently idled. This charge included $11 million for certain regulatory obligations. In the second quarter 2012, the Partnership recognized a $10 million gain on the reversal of certain regulatory obligations. Such expenses were no longer expected to be incurred as the Philadelphia refinery will continue to operate in connection with Sunoco’s joint venture with The Carlyle Group. The gain was included in the Partnership’s Adjusted EBITDA which is consistent with prior period presentation when the obligation was recognized.

(3)

Management of the Partnership believes Adjusted EBITDA and Distributable cash flow information enhances an investor’s understanding of a business’ ability to generate cash for payment of distributions and other purposes. Adjusted EBITDA and Distributable cash flow do not represent and should not be considered an alternative to net income or cash flows from operating activities as determined under United States GAAP and may not be comparable to other similarly titled measures of other businesses. Historical amounts presented have been recast to conform to current period presentation.